Exhibit 99.1

BIOCRYST PROVIDES CORPORATE UPDATE AND REPORTS SECOND QUARTER

2011 FINANCIAL RESULTS

Research Triangle Park, North Carolina – August 4, 2011 – BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) today announced financial results for the second quarter and six months ended June 30, 2011.

“BioCryst continues to execute the expanded BCX4208 Phase 2 gout plan we announced three months ago. We expect this robust program to support discussions with both potential partners and with regulators, and we are on track to report top-line results from the Phase 2b study early in the fourth quarter,” said Jon P. Stonehouse, President and Chief Executive Officer of BioCryst Pharmaceuticals. “We have made substantial progress towards our goal of activating at least 45 additional clinical sites, primarily in India, to drive the peramivir Phase 3 study to completion. Early experience from these new sites suggests that we are enrolling more of the subjects that are required for the study’s primary efficacy analysis.”

Second Quarter Financial Results

For the three months ended June 30, 2011, research and development (R&D) expenses decreased to $14.0 million from $14.7 million in the second quarter of 2010. This decrease was driven by lower development costs associated with the peramivir and forodesine clinical programs following the completion of various clinical studies during 2010, partially offset by higher BCX4208 gout program development costs.

Second quarter 2011 total revenues decreased to $3.7 million from $7.6 million in last year’s quarter due to lower collaboration revenue from the Department of Health and Human Services/Biomedical Advanced Research and Development Authority (HHS/BARDA) under the contract for the continued development of peramivir, resulting primarily from the completion of various clinical studies.

General and administrative (G&A) expenses for the second quarter of 2011 increased to $4.0 million compared to $3.2 million in last year’s quarter, due primarily to the relocation of BioCryst’s corporate headquarters and to higher third party professional expenses.

During the second quarter 2011, the Company recognized a $1.0 million mark-to-market loss on its foreign currency hedge associated with the non-dilutive peramivir royalty monetization transaction completed in March, which resulted from changes in the U.S. dollar/yen exchange rate. The Company also incurred $1.2 million in interest expenses related to the non-recourse notes issued in conjunction with the financing transaction.

The net loss for the second quarter 2011 was $16.3 million, or $0.36 per share, compared to a net loss of $10.2 million, or $0.23 per share, for the three months ended June 30, 2010.

As of June 30, 2011, the Company held cash, cash equivalents and securities of $72.0 million, compared to $66.3 million as of December 31, 2010. Net operating cash use for the recent quarter was $4.8 million and year to date was $16.0 million. Operating cash use for the six months ending June 30, 2011 excludes $2.5 million in cash used as hedge collateral. BioCryst continues to expect net operating cash use in 2011 to be approximately $35 million.

Year to Date Financial Results

R&D expenses decreased to $26.9 million for the first half of 2011 from $39.7 million in the same period of 2010, primarily due to lower development costs associated with the peramivir and forodesine clinical programs following the completion of various clinical studies during 2010. In addition, first half 2010 R&D expenses included $6.3 million of manufacturing costs related to production of peramivir active pharmaceutical ingredient (API) for collaborators Shionogi & Co., Ltd. and Green Cross Corporation.

For the six months ended June 30, 2011, total revenues were $9.2 million. Following the completion of various peramivir clinical studies during 2010, collaboration revenue associated with the peramivir development contract with HHS decreased by $9.8 million during the first half of 2011 compared to the same period last year. First half 2010 revenue of $33.7 million also included a $7.0 million milestone payment from the Company’s partner, Shionogi, and the sale of $6.4 million of peramivir API to Shionogi and Green Cross Corp.

G&A expenses increased to $8.0 million for the six months ended June 30, 2011 from $7.0 million for the six months ended June 30, 2010, due primarily to the relocation of BioCryst’s corporate headquarters and to higher third party professional expenses.

The net loss for the six months ended June 30, 2011 was $29.3 million, or $0.65 per share, compared to a net loss of $12.8 million, or $0.29 per share, for the same period last year.

Clinical Development Update & Outlook

•

During May, BioCryst presented additional positive safety and efficacy data from two completed Phase 2 studies of BCX4208 in gout patients at the Annual European Congress of Rheumatology hosted by the European League Against Rheumatism (EULAR). These posters concluded that the combination of BCX4208 and allopurinol brought a larger proportion of gout patients to serum uric acid (sUA) level below 6 mg/dL than allopurinol alone. The combination of BCX4208 and allopurinol did not alter the safety profile compared with either agent administered alone. In addition, there were no pharmacokinetic drug-drug interactions between BCX4208 and either allopurinol or its active metabolite, oxypurinol. The rate of infections was similar between BCX4208 alone and in combination with allopurinol compared to placebo.

•

In June, BioCryst completed enrollment in its Phase 2b randomized, double-blind, dose-response study to evaluate the safety and efficacy of BCX4208 as add-on therapy to allopurinol in over 250 gout patients who have failed to adequately respond following treatment with allopurinol alone. The study utilizes a parallel-group design, evaluating BCX4208 at doses of 5 mg, 10 mg, 20 mg, 40 mg and placebo administered once-daily for 12-weeks in combination with allopurinol’s standard dose of 300 mg. This study has been amended to roll patients over into an extension phase with six months of treatment to gather longer-term safety and efficacy data, and to offer a vaccine challenge to evaluate immune function. In addition, the Company is planning to further amend the study to allow extension through 12 months of treatment. The Company expects to report primary efficacy and safety results from the first 12 weeks of treatment early in the fourth quarter and preliminary 6-month results in early 2012.

•

BioCryst has commenced a 12-week Phase 2 study of approximately 40 patients with gout and moderately impaired renal function. The Company is also conducting a Phase 1 study to evaluate the metabolic profile of BCX4208. Both studies are expected to conclude by early 2012.

•

As agreed upon with HHS/BARDA, BioCryst has made substantial progress towards our goal of activating at least 45 additional clinical sites to support enrollment in the ongoing Phase 3 efficacy study of the influenza antiviral i.v. peramivir. Earlier this year, we announced that the primary efficacy analysis of the study was modified to focus on a subset of approximately 160 patients not treated with neuraminidase inhibitors as standard of care, in order to provide the greatest opportunity to demonstrate a statistically significant peramivir treatment effect.

•

The Company continues to advance both of its leading pre-clinical assets—BCX4161, a potent inhibitor of kallikrein for potential development as a prophylactic treatment for hereditary angioedema, and BCX5191, a novel nucleoside analog targeting RNA polymerase for the potential treatment of hepatitis C—towards IND filings during the second half of 2012.

Other Corporate Updates

•

BioCryst announced the appointment of Kenneth B. Lee, Jr. and Peder K. Jensen, M.D. to its Board of Directors. Both have successful track records and diverse global experience in excess of twenty years in pharmaceuticals and biotechnology

•	On July 1, Mr. Thomas R. Staab, II joined BioCryst as Senior Vice President & Chief Financial Officer

•	During the second quarter 2011, BioCryst finalized the transition of its corporate headquarters location to Research Triangle Park, North Carolina

Conference Call and Webcast

BioCryst’s leadership team will host a conference call and webcast on Thursday, August 4, 2011 at 11:00 a.m. Eastern Time to discuss these financial results and recent corporate developments. To participate in the conference call, please dial 1-877-303-8027 (United States) or 1-760-536-5165 (International). No passcode is needed for the call. The webcast can be accessed by logging onto http://www.biocryst.com. Please connect to the website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small-molecule pharmaceuticals that block key enzymes involved in infectious diseases, inflammatory diseases and cancer. BioCryst currently has three novel late-stage compounds: peramivir, a neuraminidase inhibitor for the treatment of influenza, BCX4208, a purine nucleoside phosphorylase (PNP) inhibitor for the treatment of gout, and forodesine, an orally-available PNP inhibitor for hematological malignancies. Utilizing crystallography and structure-based drug design, BioCryst continues to discover additional compounds and to progress others through pre-clinical and early development to address the unmet medical needs of patients and physicians. For more information, please visit the Company’s website at www.biocryst.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that there can be no assurance that our compounds will prove effective in clinical studies; that development and commercialization of our compounds may not be successful; that HHS may further condition, reduce or eliminate future funding of the peramivir program; that we or our licensees may not be able to enroll the required number of subjects in planned clinical trials of our product candidates and that such clinical trials may not be successfully completed; that BioCryst or its licensees may not commence as expected additional human clinical trials with our product candidates; that our product candidates may not receive required regulatory clearances from the FDA; that ongoing and future pre-clinical and clinical development may not have positive results; that we or our licensees may not be able to continue future development of our current and future development programs; that our development programs may never result in future product, license or royalty payments being received by BioCryst; that BioCryst may not be able to retain its current pharmaceutical and biotechnology partners for further development of its product candidates or it may not reach favorable agreements with potential pharmaceutical and biotechnology partners for further development of its product candidates; that our actual cash burn rate may not be consistent with our expectations; that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in our projections and forward-looking statements.

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BCRXW

CONTACT:	Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910 (Investors) Catherine Kyroulis, WCG, +1-212-301-7174 (Media)

BIOCRYST PHARMACEUTICALS, INC.

FINANCIAL SUMMARY

Statements of Operations (Unaudited)

  (in thousands, except per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Product sales	$—	$—	$—	$325
Royalties	—	—	—	711
Collaborative and other research and development	3,735	7,616	9,170	32,651

Total revenues	3,735	7,616	9,170	33,687

Expenses:
Cost of products sold	—	—	—	86
Research and development	13,975	14,737	26,907	39,654
General and administrative	4,003	3,209	8,005	7,006

Total expenses	17,978	17,946	34,912	46,746

Loss from operations	(14,243)	(10,330)	(25,742)	(13,059)

Interest and other income	136	137	239	271
Interest expense	(1,166)	—	(1,455)	—
Loss on foreign currency derivative	(998)	—	(2,340)	—

Net loss	$(16,271)	$(10,193)	$(29,298)	$(12,788)

Basic and diluted net loss per common share	$(0.36)	$(0.23)	$(0.65)	$(0.29)

Weighted average shares outstanding	45,111	44,517	45,063	44,222

Balance Sheet Data (in thousands)

	June 30, 2011 (Unaudited)	December 31, 2010 (Note 1)
Cash, cash equivalents and securities (Note 2)	$71,991	$66,341
Receivables from collaborations	15,961	30,227
Total assets	108,412	109,447
Non-recourse notes payable	30,000	—
Accumulated deficit	(325,870)	(296,572)
Stockholders’ equity	39,266	65,503

Note 1: Derived from audited financial statements.

Note 2: At June 30, includes restricted cash of $1,416 in 2011 and $625 in 2010